Dynavax Technologies

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX APPOINTS ROBERT JANSSEN, M.D. AS CHIEF MEDICAL OFFICER

Berkeley, CA - July 11, 2013 - Dynavax Technologies Corporation (Nasdaq: DVAX) announced today the appointment of Dr. Robert Janssen, M.D. as Chief Medical Officer and Vice President, Clinical Development. Dr. Janssen most recently served as Dynavax's Vice President, Medical Affairs since November 2012 and was previously Senior Director, Clinical Development at Dynavax from 2010 through 2012, during which time he was extensively involved with Phase 3 clinical development of HEPLISAVTM and its US and European licensing applications.

Prior to joining Dynavax, Dr. Janssen was Vice President, Medical Affairs at Gilead from 2008 to 2010 where he was responsible for oversight of physician and health care provider education focused on HIV and hepatitis B therapies. Until 2008, Dr. Janssen spent 23 years at the US Centers for Disease Control and Prevention (CDC), most recently as the Director of the Division of HIV/AIDS Prevention from 2000 to 2008. Under his leadership, CDC first explored HIV treatment as a mode of HIV prevention and launched several of the earliest Phase 3 trials of pre-exposure prophylaxis for HIV.

"Rob has proven an invaluable member of the management team and we look forward to his ongoing contributions to the organization," said Eddie Gray, Dynavax's Chief Executive Officer.

Dr. Janssen received a Bachelor of Arts degree with Honors in Humanities from Stanford University and his M.D. degree from the University of Southern California. He is a neurologist with training in virology at the University of Pennsylvania. Dr. Janssen has been the beneficiary of numerous honors and awards during his career. He has published over 130 scientific articles in a variety of journals and has served as a reviewer for leading scientific journals.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. Dynavax's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

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